Exhibit 99.1

NEWS RELEASE

For Release:  Immediately

Contact:   Glenn Landau, Chief Financial Officer (706) 624-2025

MOHAWK INDUSTRIES REPORTS Q2 RESULTS

Calhoun, Georgia, July 25, 2019 - Mohawk Industries, Inc. (NYSE: MHK) today announced 2019 second quarter net earnings of $202 million and diluted earnings per share (EPS) of $2.79. Adjusted net earnings were $210 million, and EPS was $2.89, excluding restructuring, acquisition and other charges. Net sales for the second quarter of 2019 were $2.6 billion, up 0.3% as reported and 2.4% on a constant currency and days basis. For the second quarter of 2018, net sales were $2.6 billion, net earnings were $197 million and EPS was $2.62, adjusted net earnings were $263 million, and EPS was $3.51, excluding restructuring, acquisition and other charges.
For the six months ending June 29, 2019, net earnings and EPS were $324 million and $4.48, respectively. Net earnings excluding restructuring, acquisition and other charges were $364 million and EPS was $5.04. For the 2019 six-month period, net sales were $5.03 billion, up 0.8% versus prior year as reported or 4% on a constant currency and days basis. For the six-month period ending June 30, 2018, net sales were $4.99 billion, net earnings were $405 million and EPS was $5.41; excluding restructuring, acquisition and other charges, net earnings and EPS were $488 million and $6.52.
Commenting on Mohawk Industries’ second quarter performance, Jeffrey S. Lorberbaum, Chairman and CEO, stated, “In the second quarter, our business delivered results at the high end of our guidance. The U.S. dollar strengthened compared to the prior year, reducing our translated results for the quarter by approximately $9 million. Most markets we operate in remain soft, with pressure on volume and pricing, and we anticipate the environment to remain difficult.
“Given the uncertainties in our markets, we are taking actions to improve our business. We are streamlining our operations, consolidating facilities and taking out higher cost assets. We are reducing production to control inventory levels, introducing new product categories and increasing promotions to address changing markets. We are reducing overhead structures and controlling investments. We benefited in the period from lower material costs offset by labor and energy costs that continue to rise. We are improving our administrative costs while investing in sales to support new products and enter new geographies. To recover inflation, we have implemented price increases in the first half of the year, though much of the benefit has been offset by mix and competitive pressures.
“While managing these challenges, we are enhancing the long-term value of our business. The utilization of our new investments in the U.S., Europe and Russia is increasing as we broaden our product offering, expand our customer base and add shifts to increase production at the new facilities. The margins of our greenfield projects will increase over time as our sales, production and mix improve and the costs decline. The critical integration of our acquisitions in Australia, New Zealand and Brazil has been largely executed, and our management teams are focused on improving our market position, offerings and cost structure. In each acquisition, we are progressing with new investments to enhance our capabilities and introduce new products. These acquisitions are contributing to our results, as we build a foundation for growth and margin expansion.
“For the quarter, our Global Ceramic Segment sales increased 3% as reported and 5% on a constant currency and days basis. The segment’s operating margin was 12% as reported, declining year over year due to inflation, temporary shutdown costs and marketing investments partially offset by productivity. We believe our ceramic sales are in line with the U.S. market, with our pricing and mix impacted from increased competition and excess inventory. We expect the U.S. ceramic market to remain soft in the second half of the year, and we are taking many actions to improve our sales and costs. We are installing equipment for our new ceramic click installation system, expanding the distribution of our porcelain roofing system and introducing thick porcelain tiles for outdoor applications. We are initiating promotions to increase volume, and we are introducing lower price points to align with the market. Our new quartz countertop plant in Tennessee is ramping up, and we have begun manufacturing more stylized products to increase our sales and mix. In Mexico, we are increasing our distribution, introducing new porcelain collections and supporting stores that only sell Daltile products. In Brazil, our Eliane business is performing well due to our leading brand, premium products and efficient operations. In a difficult ceramic market, our strong presence in retail, home centers and the builder channel is enabling us to grow, partially offset by softer exports. In a slowing European economy, we are growing our ceramic sales, but it has impacted our margins and mix. To expand further, we have reorganized our European sales organization to focus on smaller geographic areas and specific channels, and we are using private label programs to optimize our market penetration. To improve our efficiencies, actions to reduce manufacturing and SG&A costs are being completed. Despite a weaker ceramic market, our Russian business continued to have strong growth, with our premium products improving our mix. The new capacity we recently installed is being fully utilized to support our higher sales.
“During the quarter, our Flooring North America Segment’s sales decreased 7%. The segment’s operating margin was 6% as reported. As expected, operating income for the segment declined due to lower volume, inflation and ramp up cost of LVT. Paul de Cock, the segment president, has completed his management reorganization, and the new team is in place and is enhancing the strategies and execution. Relative to last year, sales were softer in most categories as customers traded down, and price increases were offset by a declining product mix. We have made significant progress on our cost improvement actions, including replacing inefficient extrusion and closing four higher cost operations. Residential carpet sales have declined, and lower cost polyester carpet is taking share and impacting our mix. We are increasing our promotional activity, and we have introduced new products to defend our market position. Our commercial carpet tile business continues to grow as we introduce innovative styling as well as new pattern technologies. Our water-proof laminate products with enhanced visuals and textures are improving our mix and average selling price. We are adding our unique water-proof technology to all of our production lines and upgrading our HDF manufacturing to increase our capacity and reduce our cost. We are making substantial progress with our LVT manufacturing, with production increasing more than 30% in the period. As we proceed through the year we anticipate further improvement in production and cost, as well as introducing new features that are being developed in Europe. We will further expand our sales in LVT as we introduce new visuals and features from our operations.
“For the quarter, our Flooring Rest of the World Segment’s sales increased 9% as reported and 15% on a constant currency basis. The segment’s operating margin was 16% as reported and 17% on an adjusted basis, due to volume growth and lower inflation partially offset by price and mix. Even with softening economies, the segment is performing well due to our investments in product innovation, cost improvements and new businesses, including European LVT and carpet tile and Russian sheet vinyl. Our European laminate business is growing due to our unique surface technologies and water-resistance in our premium Quick-Step and Pergo brands. Our two original European LVT lines are performing well and are providing us with competitive advantages. Our new third LVT line dramatically improved during the period, with production speeds, efficiency and yields increasing substantially. The higher output is supporting new introductions that will expand our business. Our new sheet vinyl plant in Russia is ramping up with productivity and quality similar to our established operations. We are expanding our Russian customer base and product offering to grow our volume and achieve our expected results. The European panel market has slowed, impacting volume and margins. To strengthen our position, we are introducing innovative products and reducing our costs. Our insulation business is performing well as our polyurethane product takes share from other alternatives. To enhance our position in Australia and New Zealand, we are launching many new soft and hard surface products that utilize concepts from our other geographies. We have closed high cost yarn production in Australia, and we are installing new carpet tile equipment to expand our commercial sales.
“The general conditions in our flooring markets around the world have become more challenging, and competition is more intense. We are taking actions to improve our sales, reduce our costs, manage our inventory and adjust our offerings. The U.S. flooring market is the most difficult, and we are taking actions to increase our volume and reduce our cost. In U.S. ceramic, lower demand and purchases ahead of tariffs have created excess inventory in the market, which is impacting sales and margins. Our LVT production has increased substantially in the U.S. and Europe and will continue to improve through the year as we introduce more sophisticated technology. Our Flooring ROW Segment is delivering solid results despite softening markets. Our new plants in the U.S., Europe and Russia have made substantial progress increasing production and we are increasing our sales to achieve our planned results over time. Taking all of this into account, our EPS guidance for the third quarter is $2.58 to $2.68, excluding any one-time charges.

“As we manage through the current conditions impacting the flooring sector, we are focused on optimizing the long-term growth and profitability of our business. We are implementing numerous changes that will enhance our future results. We have leading positions in our products and markets and our new investments will provide solid returns when further developed. Our balance sheet and cashflow are strong with our net debt to adjusted EBITDA at 1.8X, which will further decrease by the end of the year.”

ABOUT MOHAWK INDUSTRIES
Mohawk Industries is the leading global flooring manufacturer that creates products to enhance residential and commercial spaces around the world. Mohawk’s vertically integrated manufacturing and distribution processes provide competitive advantages in the production of carpet, rugs, ceramic tile, laminate, wood, stone and vinyl flooring. Our industry leading innovation has yielded products and technologies that differentiate our brands in the marketplace and satisfy all remodeling and new construction requirements. Our brands are among the most recognized in the industry and include American Olean, Daltile, Durkan, Eliane, Feltex, Godfrey Hirst, IVC, Karastan, Marazzi, Mohawk, Mohawk Group, Pergo, Quick-Step and Unilin. During the past decade, Mohawk has transformed its business from an American carpet manufacturer into the world’s largest flooring company with operations in Australia, Brazil, Canada, Europe, India, Malaysia, Mexico, New Zealand, Russia and the United States.
Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies and similar matters and those that include the words “could,” “should,” “believes,” “anticipates,” “expects,” and “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in economic or industry conditions; competition; inflation and deflation in raw material prices and other input costs; inflation and deflation in consumer markets; energy costs and supply; timing and level of capital expenditures; timing and implementation of price increases for the Company’s products; impairment charges; integration of acquisitions; international operations; introduction of new products; rationalization of operations; taxes and tax reform, product and other claims; litigation; and other risks identified in Mohawk’s SEC reports and public announcements.

Conference call Friday, July 26, 2019, at 11:00 AM Eastern Time
The telephone number is 1-800-603-9255 for US/Canada and 1-706-634-2294 for International/Local. Conference ID # 8037996. A replay will be available until August 25, 2019, by dialing 1-855-859-2056 for US/local calls and 1-404-537-3406 for International/Local calls and entering Conference ID # 8037996.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES
(Unaudited)
Condensed Consolidated Statement of Operations Data	Three Months Ended		Six Months Ended
(Amounts in thousands, except per share data)	June 29, 2019	June 30, 2018	June 29, 2019	June 30, 2018

Net sales	$2,584,485	2,577,014	5,026,975	4,989,216
Cost of sales	1,847,867	1,810,459	3,665,430	3,517,969
Gross profit	736,618	766,555	1,361,545	1,471,247
Selling, general and administrative expenses	469,758	440,248	929,355	876,541
Operating income	266,860	326,307	432,190	594,706
Interest expense	10,521	7,863	20,994	15,391
Other (income) expense, net	(3,048)	2,090	(6,784)	6,088
Earnings before income taxes	259,387	316,354	417,980	573,227
Income tax expense	56,733	118,809	93,751	166,441
Net earnings including noncontrolling interest	202,654	197,545	324,229	406,786
Net income attributable to noncontrolling interest	213	959	203	1,434
Net earnings attributable to Mohawk Industries, Inc.	$202,441	196,586	324,026	405,352

Basic earnings per share attributable to Mohawk Industries, Inc.
Basic earnings per share attributable to Mohawk Industries, Inc.	$2.80	2.64	4.50	5.44
Weighted-average common shares outstanding - basic	72,402	74,597	71,970	74,525

Diluted earnings per share attributable to Mohawk Industries, Inc.
Diluted earnings per share attributable to Mohawk Industries, Inc.	$2.79	2.62	4.48	5.41
Weighted-average common shares outstanding - diluted	72,680	74,937	72,250	74,928

Other Financial Information
(Amounts in thousands)
Net cash provided by operating activities	$396,190	437,758	566,327	620,986
Depreciation and amortization	$140,482	127,048	277,773	249,702
Capital expenditures	$144,111	247,418	281,059	498,354

Condensed Consolidated Balance Sheet Data
(Amounts in thousands)
	June 29, 2019	June 30, 2018
ASSETS
Current assets:
Cash and cash equivalents	$128,096	518,226
Receivables, net	1,819,474	1,737,935
Inventories	2,367,631	2,061,204
Prepaid expenses and other current assets	493,116	456,315
Total current assets	4,808,317	4,773,680
Property, plant and equipment, net	4,714,306	4,421,073
Right of use operating lease assets	343,716	—
Goodwill	2,565,702	2,447,046
Intangible assets, net	950,624	858,532
Deferred income taxes and other non-current assets	423,437	393,708
Total assets	$13,806,102	12,894,039
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt and commercial paper	$1,891,512	1,146,511
Accounts payable and accrued expenses	1,713,934	1,589,561
Current operating lease liabilities	100,345	—
Total current liabilities	3,705,791	2,736,072
Long-term debt, less current portion	1,169,489	1,884,023
Non-current operating lease liabilities	249,844	—
Deferred income taxes and other long-term liabilities	859,387	870,467
Total liabilities	5,984,511	5,490,562
Redeemable noncontrolling interest	—	30,043
Total stockholders' equity	7,821,591	7,373,434
Total liabilities and stockholders' equity	$13,806,102	12,894,039

Segment Information	Three Months Ended		As of or for the Six Months Ended
(Amounts in thousands)	June 29, 2019	June 30, 2018	June 29, 2019	June 30, 2018

Net sales:
Global Ceramic	$958,031	929,297	1,856,383	1,805,845
Flooring NA	983,439	1,057,570	1,905,419	2,007,928
Flooring ROW	643,015	590,147	1,265,173	1,175,443
Intersegment sales	—	—	—	—
Consolidated net sales	$2,584,485	2,577,014	5,026,975	4,989,216

Operating income (loss):
Global Ceramic	$118,141	134,760	202,476	248,177
Flooring NA	59,502	100,662	60,151	175,410
Flooring ROW	101,533	100,166	191,964	189,226
Corporate and intersegment eliminations	(12,316)	(9,281)	(22,401)	(18,107)
Consolidated operating income	$266,860	326,307	432,190	594,706

Assets:
Global Ceramic			$5,661,364	4,974,791
Flooring NA			4,024,428	3,927,190
Flooring ROW			3,858,264	3,701,419
Corporate and intersegment eliminations			262,046	290,639
Consolidated assets			$13,806,102	12,894,039

Reconciliation of Net Earnings Attributable to Mohawk Industries, Inc. to Adjusted Net Earnings Attributable to Mohawk Industries, Inc. and Adjusted Diluted Earnings Per Share Attributable to Mohawk Industries, Inc.
(Amounts in thousands, except per share data)
	Three Months Ended		Six Months Ended
	June 29, 2019	June 30, 2018	June 29, 2019	June 30, 2018
Net earnings attributable to Mohawk Industries, Inc.	$202,441	196,586	324,026	405,352
Adjusting items:
Restructuring, acquisition and integration-related and other costs	8,840	16,042	48,335	38,146
Acquisitions purchase accounting, including inventory step-up	1,164	194	3,716	1,548
Release of indemnification asset	—	—	—	1749
Income taxes - reversal of uncertain tax position	—	—	—	(1,749)
Income taxes	(2,701)	50,106	(11,853)	43,166
Adjusted net earnings attributable to Mohawk Industries, Inc.	$209,744	262,928	364,224	488,212

Adjusted diluted earnings per share attributable to Mohawk Industries, Inc.	$2.89	3.51	5.04	6.52
Weighted-average common shares outstanding - diluted	72,680	74,937	72,250	74,928

Reconciliation of Total Debt to Net Debt
(Amounts in thousands)
June 29, 2019
Current portion of long-term debt and commercial paper	$1,891,512
Long-term debt, less current portion	1,169,489
Less: Cash and cash equivalents	128,096
Net Debt	$2,932,905

Reconciliation of Operating Income to Adjusted EBITDA
(Amounts in thousands)					Trailing Twelve
	Three Months Ended				Months Ended
	September 29, 2018	December 31, 2018	March 30, 2019	June 29, 2019	June 29, 2019
Operating income	$287,244	213,376	165,330	266,860	932,810
Other (expense) income	(706)	(504)	3,736	3,048	5,574
Net (income) loss attributable to noncontrolling interest	(1,013)	(704)	10	(213)	(1,920)
Depreciation and amortization	132,972	139,092	137,291	140,482	549,837
EBITDA	418,497	351,260	306,367	410,177	1,486,301
Restructuring, acquisition and integration-related and other costs	19,890	20,412	39,495	8,840	88,637
Acquisitions purchase accounting, including inventory step-up	7,090	6,721	2,552	1,164	17,527
Release of indemnification asset	—	2,857	—	—	2,857
Adjusted EBITDA	$445,477	381,250	348,414	420,181	1,595,322

Net Debt to Adjusted EBITDA					1.8

Reconciliation of Net Sales to Net Sales on a Constant Exchange Rate and on Constant Shipping Days Excluding Acquisition Volume
(Amounts in thousands)
	Three Months Ended		Six Months Ended
	June 29, 2019	June 30, 2018	June 29, 2019	June 30, 2018
Net sales	$2,584,485	2,577,014	5,026,975	4,989,216
Adjustment to net sales on constant shipping days	2,833	—	38,514	—
Adjustment to net sales on a constant exchange rate	51,209	—	124,354	—
Net sales on a constant exchange rate and constant shipping days	2,638,527	2,577,014	5,189,843	4,989,216
Less: impact of acquisition volume	(135,104)	—	(254,995)	—
Net sales on a constant exchange rate and constant shipping days excluding acquisition volume	$2,503,423	2,577,014	4,934,848	4,989,216

Reconciliation of Segment Net Sales to Segment Net Sales on a Constant Exchange Rate and on Constant Shipping Days Excluding Acquisition Volume
(Amounts in thousands)
	Three Months Ended		Six Months Ended
Global Ceramic	June 29, 2019	June 30, 2018	June 29, 2019	June 30, 2018
Net sales	$958,031	929,297	1,856,383	1,805,845
Adjustment to net sales on constant shipping days	2,833	—	14,382	—
Adjustment to segment net sales on a constant exchange rate	17,235	—	44,114	—
Segment net sales on a constant exchange rate and constant shipping days	978,099	929,297	1,914,879	1,805,845
Less: impact of acquisition volume	(53,722)	—	(104,718)	—
Segment net sales on a constant exchange rate and constant shipping days excluding acquisition volume	$924,377	929,297	1,810,161	1,805,845

Reconciliation of Segment Net Sales to Segment Net Sales on Constant Shipping Days
(Amounts in thousands)
	Three Months Ended		Six Months Ended
Flooring NA	June 29, 2019	June 30, 2018	June 29, 2019	June 30, 2018
Net sales	$983,439	1,057,570	1,905,419	2,007,928
Adjustment to segment net sales on constant shipping days	—	—	14,635	—
Segment net sales on constant shipping days	$983,439	1,057,570	1,920,054	2,007,928

Reconciliation of Segment Net Sales to Segment Net Sales on a Constant Exchange Rate and on Constant Shipping Days Excluding Acquisition Volume
(Amounts in thousands)
	Three Months Ended		Six Months Ended
Flooring ROW	June 29, 2019	June 30, 2018	June 29, 2019	June 30, 2018
Net sales	$643,015	590,147	1,265,173	1,175,443
Adjustment to net sales on constant shipping days	—	—	9,497	—
Adjustment to segment net sales on a constant exchange rate	33,975	—	80,240	—
Segment net sales on a constant exchange rate and constant shipping days	676,990	590,147	1,354,910	1,175,443
Less: impact of acquisition volume	(81,382)	—	(150,277)	—
Segment net sales on a constant exchange rate and constant shipping days excluding acquisition volume	$595,608	590,147	1,204,633	1,175,443

Reconciliation of Gross Profit to Adjusted Gross Profit
(Amounts in thousands)
	Three Months Ended
	June 29, 2019	June 30, 2018
Gross Profit	$736,618	766,555
Adjustments to gross profit:
Restructuring, acquisition and integration-related and other costs	5,867	12,018
Acquisitions purchase accounting, including inventory step-up	1,164	194
Adjusted gross profit	$743,649	778,767

Reconciliation of Selling, General and Administrative Expenses to Adjusted Selling, General and Administrative Expenses
(Amounts in thousands)
	Three Months Ended
	June 29, 2019	June 30, 2018
Selling, general and administrative expenses	$469,758	440,248
Adjustments to selling, general and administrative expenses:
Restructuring, acquisition and integration-related and other costs	(3,068)	(4,024)
Adjusted selling, general and administrative expenses	$466,690	436,224

Reconciliation of Operating Income to Adjusted Operating Income
(Amounts in thousands)
	Three Months Ended
	June 29, 2019	June 30, 2018
Operating income	$266,860	326,307
Adjustments to operating income:
Restructuring, acquisition and integration-related and other costs	8,935	16,042
Acquisitions purchase accounting, including inventory step-up	1,164	194
Adjusted operating income	$276,959	342,543

Reconciliation of Segment Operating Income to Adjusted Segment Operating Income
(Amounts in thousands)
	Three Months Ended
Global Ceramic	June 29, 2019	June 30, 2018
Operating income	$118,141	134,760
Adjustments to segment operating income:
Restructuring, acquisition and integration-related and other costs	653	5,408
Adjusted segment operating income	$118,794	140,168

Reconciliation of Segment Operating Income to Adjusted Segment Operating Income
(Amounts in thousands)
	Three Months Ended
Flooring NA	June 29, 2019	June 30, 2018
Operating income	$59,502	100,662
Adjustments to segment operating income:
Restructuring, acquisition and integration-related and other costs	3,352	8,881
Adjusted segment operating income	$62,854	109,543

Reconciliation of Segment Operating Income to Adjusted Segment Operating Income and Adjusted Segment Operating Income on a Constant Exchange Rate
(Amounts in thousands)
	Three Months Ended
Flooring ROW	June 29, 2019	June 30, 2018
Operating income	$101,533	100,166
Adjustments to segment operating income:
Restructuring, acquisition and integration-related and other costs	4,412	1,338
Acquisitions purchase accounting, including inventory step-up	1,164	194
Adjusted segment operating income	$107,109	101,698
Adjustment to operating income on a constant exchange rate	5,765	—
Adjusted segment operating income on a constant exchange rate	$112,874	101,698

Reconciliation of Earnings Including Noncontrolling Interests Before Income Taxes to Adjusted Earnings Including Noncontrolling Interests Before Income Taxes
(Amounts in thousands)
	Three Months Ended
	June 29, 2019	June 30, 2018
Earnings before income taxes	$259,387	316,354
Noncontrolling interests	(213)	(959)
Adjustments to earnings including noncontrolling interests before income taxes:
Restructuring, acquisition and integration-related and other costs	8,840	16,042
Acquisitions purchase accounting, including inventory step-up	1,164	194
Adjusted earnings including noncontrolling interests before income taxes	$269,178	331,631

Reconciliation of Income Tax Expense to Adjusted Income Tax Expense
(Amounts in thousands)
	Three Months Ended
	June 29, 2019	June 30, 2018
Income tax expense	$56,733	118,809
Income tax effect of adjusting items	2,701	(50,106)
Adjusted income tax expense	$59,434	68,703

Adjusted income tax rate	22.1%	20.7%

The Company supplements its condensed consolidated financial statements, which are prepared and presented in accordance with US GAAP, with certain non-GAAP financial measures. As required by the Securities and Exchange Commission rules, the tables above present a reconciliation of the Company’s non-GAAP financial measures to the most directly comparable US GAAP measure. Each of the non-GAAP measures set forth above should be considered in addition to the comparable US GAAP measure, and may not be comparable to similarly titled measures reported by other companies.  The Company believes these non-GAAP measures, when reconciled to the corresponding US GAAP measure, help its investors as follows: Non-GAAP revenue measures that assist in identifying growth trends and in comparisons of revenue with prior and future periods and non-GAAP profitability measures that assist in understanding the long-term profitability trends of the Company's business and in comparisons of its profits with prior and future periods.
The Company excludes certain items from its non-GAAP revenue measures because these items can vary dramatically between periods and can obscure underlying business trends. Items excluded from the Company’s non-GAAP revenue measures include: foreign currency transactions and translation and the impact of acquisitions.
The Company excludes certain items from its non-GAAP profitability measures because these items may not be indicative of, or are unrelated to, the Company’s core operating performance. Items excluded from the Company’s non-GAAP profitability measures include: restructuring, acquisition and integration-related and other costs, acquisition purchase accounting, including inventory step-up, release of indemnification assets and the reversal of uncertain tax positions.